Exhibit 99

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann. T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Reports Second Quarter Earnings

BROOMFIELD, Colo., July 28, 2005—Ball Corporation [NYSE:BLL] today announced second quarter earnings of $79 million, or 71 cents per diluted share, on sales of $1.55 billion, compared to $90.7 million, or 80 cents per diluted share, on sales of $1.47 billion in the second quarter of 2004.

For the first six months of 2005, Ball’s earnings were $137.6 million, or $1.22 per diluted share, on sales of $2.88 billion, compared to $137.5 million, or $1.21 per diluted share, on sales of $2.7 billion in the first half of 2004. The 2005 second quarter and first half results include an after-tax charge of $5.9 million, or five cents per diluted share, related to the closing announced during the quarter of a Canadian food can manufacturing plant.

“Our strong first quarter borrowed a bit from the second quarter,” said R. David Hoover, chairman, president and chief executive officer. “Through the first six months, our results on a comparable basis are six cents better than the same period last year.”

North American Packaging Segment

North American packaging segment earnings for the quarter, before pre-tax plant closing costs of $8.8 million, were $74.9 million on sales of $977 million, compared to $91.4 million on sales of $945.4 million in the second quarter of 2004. For the first six months, earnings, before the $8.8 million plant closing costs, were $153.2 million on sales of $1.82 billion, compared to $158 million on sales of $1.73 billion in the first half of 2004.

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 2

“We were generally pleased with our second quarter results, with some exceptions,” Hoover said. “As expected, the first quarter performance in food cans resulted in lower second quarter results as our customers worked through inventories they pre-bought. Also, North American 12-ounce beverage can volumes were down from last year, and higher costs for freight, energy and some materials had a negative effect on second quarter segment earnings.

“We also have seen this year the shifts in volumes that occur from time to time in the packaging industry,” Hoover said. “We are closing the food can plant in Quebec after exiting some supply positions in the region, but we have gained business in other regions and year-to-date food can volumes are ahead of last year. On the beverage can side, we have experienced some volume loss in 2005 as certain new, long-term contracts were being negotiated. During the second quarter those negotiations resulted in our restoring those volumes for 2006 and beyond.

“The 2005 capital spending program is progressing well in this segment and we expect to earn acceptable returns on those projects once they are complete,” Hoover said. “We had a smooth conversion of a line in our Golden, Colo., beverage can plant from the production of 12-ounce cans to the production of 24-ounce cans. The converted line is running well and yesterday we announced plans for a line conversion in our Monticello, Ind., plant.”

Hoover said another bright spot in the North American packaging segment was the continued improved performance of plastic container operations. Sales for the first six months are up nearly 25 percent over the first half of 2004, due in part to strong demand for carbonated soft drink and water bottles and increased demand for barrier and heat-set containers that provide longer shelf-life for products, as well as higher resin costs that are passed on to customers.

International Packaging Segment

International packaging segment earnings for the second quarter were $58.2 million on sales of $394.3 million, compared to $62.1 million on sales of $351.5 million in the second quarter of 2004. For the first half of 2005, earnings were $88.5 million on sales of $692.3 million, compared to $89.7 million on sales of $635.3 million during the first six months of 2004. The first half 2005 results include a $3.4 million first quarter charge in China for the full write-off of a minority-owned joint venture.

“International packaging segment performance in the second quarter was somewhat below a year ago while earnings for the first six months were up slightly, excluding the $3.4 million write-off in China,” Hoover said.

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 3

“In Europe we experienced especially strong volumes in what traditionally is a strong quarter for shipments. Despite few cans being sold in the German market, for the first time since the implementation of the German deposit law, we are running all of our plants in Europe full out, and we are challenged to keep up with the demand that is driven principally by the warm start to the summer. Our new beverage can plant near Belgrade began production during the second quarter after an expedited construction and line startup schedule,” Hoover said.

“While the circumstances in Europe have caused near-term costs to be somewhat higher due to lower finished good inventories, higher freight costs and the startup costs associated with our new plant, we expect such costs to moderate as we move through the balance of the year,” Hoover said. “If the warm weather holds through the summer, we expect current volume trends to continue.

“In China, we continue to increase volumes and improve our operations and results,” Hoover said.

Aerospace and Technologies Segment

Aerospace and technologies segment earnings for the second quarter were $14.9 million on sales of $180.7 million, compared to $12 million on sales of $170.3 million in the second quarter of 2004. For the first half of 2005, earnings were $23.8 million on sales of $362.7 million, compared to $23.2 million on sales of $330.6 million in the first six months of 2004. The first half 2005 results include a $3.8 million first quarter write-down to net realizable value of a small aerospace equity investment.

“The flawless performance of the Deep Impact mission over the July 4th weekend was a tremendous way for our aerospace and technologies segment to end the first half of the year and begin the second,” Hoover said. “We built the two spacecraft and scientific instruments for this extremely challenging assignment of hitting a comet 83 million miles from Earth with an impactor spacecraft and recording the results of the impact with a flyby spacecraft. The success of the mission is a testament to our capabilities and we intend to build on that success with future scientific and defense missions we have under contract or are pursuing.

“Late in the second quarter we broke ground for an expansion of our aerospace manufacturing center in Westminster, Colo., to help accommodate the growth we have experienced in this segment,” Hoover said.

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 4

Outlook

“Our first half results, excluding plant closure costs, were up slightly from a year ago, which was sharply higher than the first half of 2003,” Hoover said. “We are working hard to do at least as well in the second half of 2005 as we did in the second half of 2004.

“With the rebound in North American beverage container volumes we expect for next year, the improvements resulting from our capital expenditures, and the cost containment programs we regularly develop and refine, we are optimistic about our future prospects,” Hoover said. “Also, we continue to see encouraging developments on the German deposit front. Cans are beginning to reappear in some of the major retail chains, and the overall climate for cans has improved. These reintroductions help keep the beverage can before the consuming public until an acceptable nationwide redemption system is in place, hopefully in time for the 2006 World Cup soccer championship in Germany.

“We will continue to look at acquisition opportunities and will remain disciplined in that process,” Hoover said. “We have had a lot of success with our recent acquisitions and an important part of that is paying a price that allows us to earn a return in excess of our cost of capital. We do not intend to compete for an acquisition that would result in our paying a price that would not create economic value for our shareholders.”

Raymond J. Seabrook, senior vice president and chief financial officer, said the company’s full-year capital spending and free cash flow estimates for 2005 are unchanged from the first quarter.

“A project to upgrade and streamline our North American beverage can end manufacturing capabilities is underway,” Seabrook said. “This project will result in significant productivity improvements and cost reductions. A predominantly non-cash accounting charge in the range of $20 million after tax associated with obsolescing equipment and employee costs will be made when the overall project plan is completed later this year.”

Seabrook said the company purchased more than $175 million worth of its common stock in the second quarter, and that he now expects the total to be repurchased in calendar year 2005 will exceed $200 million.

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 5

“We also expect to begin the repatriation of more than $500 million in foreign earnings and capital in the third quarter. The $16 million cash tax cost associated with the repatriation will not increase the effective tax rate as it will be more than offset by taxes provided on the foreign earnings in prior years,” Seabrook said. “The funds will be reinvested for uses permitted under the tax laws.”

Ball Corporation is a supplier of metal and plastic packaging products, primarily for the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball Corporation employs more than 13,500 people and reported 2004 sales of $5.4 billion.

Conference Call Information

Ball Corporation will hold its quarterly conference call on the company’s second quarter 2005 results today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 888-328-2938. International callers should dial 415-537-1912. For those unable to listen to the live call, a taped rebroadcast will be available until 10 p.m. Mountain Time on Aug. 4, 2005. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21250498 as the reservation number. To listen to the call via Web cast, please use the following URL for the live call and for replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1092714

A written transcript of the call will also be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investor relations section under "presentations."

Forward-Looking Statements

The information in this news release contains "forward-looking" statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand; availability and cost of raw materials, particularly the recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; international business risks, including foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting on earnings. Factors that might affect aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; goodwill impairment; antitrust and other litigation; strikes; boycotts; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or management’s evaluation of the company’s internal control over financial reporting.

16/05	# # #

Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Condensed Financials (2nd quarter 2005)

Unaudited Statements of Consolidated Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004

Net sales (Note 1)	$1,552.0	$1,467.2	$2,876.1	$2,698.7

Costs and expenses
Cost of sales (excluding depreciation and
amortization)	1,302.7	1,193.5	2,399.5	2,206.0
Business consolidation gains
(Note 2)	8.8	–	8.8	–
Depreciation and amortization	53.0	52.2	106.4	106.0
Selling, general and administrative	56.0	67.7	119.0	138.8

	1,420.5	1,313.4	2,633.7	2,450.8

Earnings before interest and taxes (Note 1)	131.5	153.8	242.4	247.9

Interest expense	(24.3)	(25.0)	(50.1)	(53.3)
Tax provision	(32.9)	(40.8)	(62.7)	(62.3)
Minority interests	(0.3)	(0.2)	(0.5)	(0.5)
Equity in results of affiliates	5.0	2.9	8.5	5.7

Net earnings	$79.0	$90.7	$137.6	$137.5

Earnings per share (a)(Note 2):
Basic	$0.72	$0.82	$1.24	$1.24
Diluted	$0.71	$0.80	$1.22	$1.21

Weighted average shares outstanding (000’s) (a):
Basic	109,526	110,736	110,589	111,048
Diluted	111,483	113,700	112,680	114,018

(a)  Per share and share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004

Condensed Financials (2nd quarter 2005)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Six months ended
($ in millions)	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Cash Flows From Operating Activities:
Net earnings	$79.0	$90.7	$137.6	$137.5
Depreciation and amortization	53.0	52.2	106.4	106.0
Business consolidation costs	8.8	–	8.8	–
Prepaid common stock repurchase	108.5	–	–	–
Change in working capital	(15.8)	20.9	(164.4)	(163.2)
Other	(2.3)	5.6	(18.2)	20.2

	231.2	169.4	70.2	100.5

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(67.7)	(32.5)	(148.3)	(67.4)
Business acquisitions	–	–	–	(17.0)
Other	(1.6)	(0.6)	(9.5)	(6.4)

	(69.3)	(33.1)	(157.8)	(90.8)

Cash Flows From Financing Activities:
Net change in borrowings	15.7	(106.4)	158.0	48.9
Dividends	(10.7)	(8.3)	(21.8)	(16.7)
Purchase of common stock, net	(176.7)	(27.0)	(168.0)	(42.1)
Other	(0.2)	(0.1)	(0.2)	(0.5)

	(171.9)	(141.8)	(32.0)	(10.4)

Effect of exchange rate changes on cash	(1.1)	0.2	(3.4)	0.1
Decrease in cash	(11.1)	(5.3)	(123.0)	(0.6)
Cash-beginning of period	86.8	41.2	198.7	36.5

Cash-end of period	$75.7	$35.9	$75.7	$35.9

Condensed Financials (2nd quarter 2005)

Unaudited Consolidated Balance Sheets

($ in millions)	July 3, 2005	July 4, 2004
Assets
Current assets
Cash and cash equivalents	$75.7	$35.9
Receivables, net	543.0	502.5
Inventories, net	657.6	607.9
Deferred taxes, prepaids and other current assets	88.5	77.0

Total current assets	1,364.8	1,223.3
Property, plant and equipment, net	1,504.5	1,455.9
Goodwill	1,287.9	1,314.4
Other assets	272.8	341.5

Total assets	$4,430.0	$4,335.1

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$165.4	$157.8
Payables and accrued liabilities	917.2	863.0

Total current liabilities	1,082.6	1,020.8
Long-term debt	1,588.0	1,584.1
Other liabilities and minority interests	806.7	838.3
Shareholders’ equity	952.7	891.9

Total liabilities and shareholders’ equity	$4,430.0	$4,335.1

Notes to Condensed Financials (2nd quarter 2005)

($ in millions)	Three months ended		Six months ended
1. Business Segment Information	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Sales-
North American packaging-
Metal beverage	$664.5	$663.8	$1,208.6	$1,213.1
Metal food	179.1	173.9	363.3	319.0
Plastic containers	133.4	107.7	249.2	200.7

	977.0	945.4	1,821.1	1,732.8

International packaging-
Europe metal beverage	352.4	319.0	608.2	561.0
Asia metal beverage and plastic containers	41.9	32.5	84.1	74.3

	394.3	351.5	692.3	635.3

Aerospace and technologies-	180.7	170.3	362.7	330.6

Consolidated net sales	$1,552.0	$1,467.2	$2,876.1	$2,698.7

Earnings before interest and taxes
North American packaging	$74.9	$91.4	$153.2	$158.0
Business consolidation costs (Note 2)	(8.8)	–	(8.8)	–

Total North American packaging	66.1	91.4	144.4	158.0
International packaging	58.2	62.1	88.5	89.7
Aerospace and technologies	14.9	12.0	23.8	23.2

Segment earnings before interest and taxes	139.2	165.5	256.7	270.9
Undistributed corporate costs	(7.7)	(11.7)	(14.3)	(23.0)

Earnings before interest and taxes	$131.5	$153.8	$242.4	$247.9

Notes to Condensed Financials (2nd quarter 2005)

2.  Business Consolidation Activities

In the second quarter of 2005, Ball announced its plan to close its Baie d’ Urfe metal food container plant in Canada. In connection with the closure, the company recorded a charge of $8.8 million ($5.9 million after tax). A summary of the effects of the above transaction on after-tax earnings follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Net earnings as reported	$79.0	$90.7	$137.6	$137.5
Business consolidation costs, net of tax	5.9	–	5.9	–

Net earnings before business consolidation costs	$84.9	$90.7	$143.5	$137.5

Per basic share before business consolidation
costs	$0.77	$0.82	$1.29	$1.24

Per diluted share before business consolidation
costs	$0.76	$0.80	$1.27	$1.21

Ball’s management segregates the above items related to closed facilities to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

3.  Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is typically derived directly from the company’s cash flow statements and defined as cash flows from operating activities less additions to property, plant and equipment; however it may be adjusted for items that affect comparability between periods. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Based on our current 2005 capital spending forecast $300 million, our projected 2005 free cash flow should be in the $225 million range.